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                                     [LOGO]

                                                                 October 9, 1996

Dear Stockholder:

    I am pleased to inform you that on October 8, 1996, Super Food Services, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Nash-Finch Company (the "Parent"), a Delaware corporation, and NFC Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of the Parent, pursuant to which the Purchaser has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of the Company's Common Shares, including the associated preferred share purchase rights, for $15.50 per share. Under the terms of the Merger Agreement, the Offer will be followed by a merger of the Purchaser with and into the Company (the "Merger") in which any remaining shares of Company Common Shares will be converted into the right to receive $15.50 per share in cash, without interest.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMPANY COMMON SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Lazard Freres & Co. LLC that, based upon and subject to various considerations and assumptions set forth therein, the consideration to be received by the holders of Company Common Shares in the Offer and the Merger is fair from a financial point of view.

    In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated October 9, 1996, of the Purchaser, together with related materials, including a Letter of Transmittal, to be used for tendering your shares of Company Common Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed material carefully.

                                          Sincerely,

                                          /s/ JACK TWYMAN

                                          Jack Twyman
                                          Chairman of the Board and
                                          Chief Executive Officer